Exhibit 99.1

FOR:	Bakers Footwear Group

CONTACTS:	Todd Fromer / Michael Cimini (212) 896-1215 / (212) 896-1233 todd@kcsa.com / mcimini@kcsa.com

Bakers Footwear Reports Net Sales Climb 7.5% in First
Quarter

ST. LOUIS, Mo., May 10, 2004 – Bakers Footwear Group (Nasdaq: BKRS) today announced first quarter results for the period ended April 3, 2004.

Net sales in the quarter increased 7.5% to $34.3 million from $31.9 million in the 2003 first quarter. Comparable store sales rose 11% in the first quarter compared to the year-earlier period. Gross profit for the first quarter of 2004 increased 28% to $9.9 million compared to $7.7 million in the first quarter of 2003. First quarter net income was $90,000 compared to a net loss of $3.3 million in the same period a year ago.

Net income for the 2004 first quarter includes a one-time gain of $1.0 million from the recognition of deferred tax assets resulting from the company’s conversion to a C corporation from a sub-chapter S corporation at the beginning of fiscal 2004. Excluding this tax benefit, the company’s net loss was $0.91 million. On a pre-tax basis, the company had a loss of $1.5 million in the first quarter of 2004 compared to a loss of $3.3 million in the same period a year ago.

In the 2004 first quarter, Bakers Footwear completed its initial public offering (IPO) of 2,484,000 shares of common stock at $7.75 per share, generating net proceeds of approximately $15.6 million. The company also converted $4.5 million of subordinated debt into 653,331 shares of common stock at the time of the IPO. On April 3, 2004, there were 5,102,481 shares of common stock outstanding.

Peter Edison, Chairman and Chief Executive Officer of Baker Footwear, said, “First quarter results reflect continued demand in dress footwear with a particular emphasis on color. Dress footwear of all types has performed well throughout the spring season. Customer acceptance of our new, high-fashion product mix combined with an improved retail environment led to an increase in comp sales of 11%. In addition, gross profit in the quarter rose to 28.8% of sales from 24.2% of sales in the year-earlier period. Results for our first quarter, historically our lowest performing quarter, were in line with expectations and we anticipate further profit improvement going forward due to continued growth in gross margins.”

800 Second Avenue New York, NY 10017	Tel 212 682 6300 Fax 212 697 0910	E-mail pr@kcsa.com www.kcsa.com

Michele Bergerac, President of Bakers Footwear, said, “We are encouraged by our strong start to fiscal 2004 and look forward to the upcoming prom and wedding season given current trends in dress footwear. In the first quarter, we reopened our newly remodeled Wild Pair store in Queens, New York, which will serve as a prototype for future Wild Pair stores.

“Our remodeled Bakers and Wild Pair stores continue to outperform the chain overall. We plan to remodel between 17 and 21 stores into the new format in 2004, which we are confident will lead to higher sales and operating cash flows.”

Edison concluded, “The successful IPO in February has strengthened our balance sheet and set the stage for future performance. As of April 3, 2004, we had $6.1 million in cash, no borrowings on our line-of-credit, and no subordinated debt. We expect the IPO will enable the company to execute its strategic long-term growth plan, including the opening of approximately 15 new stores in fiscal 2004 and an additional 30 to 35 new stores in fiscal 2005.”

Bakers Footwear will broadcast live via the Internet its first quarter conference call today at 10:00 a.m. Eastern Time to discuss financial results, business developments and future outlook. To listen to the call, please go to www.kcsa.com. A replay of the webcast will be available for 30 days.

About Bakers Footwear Group
Bakers Footwear Group is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates over 200 stores nationwide under two formats, Bakers and Wild Pair. Bakers stores focus on women between the ages of 12 and 29. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 24.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Tables Follow:

Bakers Footwear Group, Inc.

Income Statement Data	Thirteen Weeks Ended April 3 2004	Thirteen Weeks Ended April 5, 2003

	(in thousands)
Net Sales	$ 34,305	$ 31,910
Cost of merchandise sold, occupancy, and buying expenses	24,423	24,191

Gross profit	9,882	7,719
Operating expenses	11,015	10,540

Operating loss	(1,133)	(2,821)
Interest expense	279	405
Other expense, net	76	29

Loss before income tax benefit	(1,488)	(3,255)
Income tax benefit	1,578	–

Net income (loss)	$ 90	$ (3,255)

Earnings (loss) per share
Basic	$ 0.03	$ (2.09)

Diluted	$ 0.03	$ (2.09)

Pro forma information as if Bakers was a C Corporation
Pro forma net loss	$ (2,023)
Pro forma net loss per share
Basic	$ (1.23)
Diluted	$ (1.23)

Weighted average shares outstanding
Basic	3,454,666	1,426,188
Diluted	4,318,154	1,426,188

Balance Sheet Data	April 3, 2004	April 5, 2003

Current assets	$ 27,783	$ 19,814
Noncurrent assets	13,212	13,823

	$ 40,995	$ 33,637

Current liabilities	$ 12,302	$ 25,374
Noncurrent liabilities	2,620	9,140
Shareholders' equity (deficit)	26,073	(877)

	$ 40,995	$ 33,637

Supplemental Data Comparable store sales increase (decrease)	11.2%	-13.5%

Gross profit percentage	28.8%	24.2%

Number of stores at end of period	207	220